UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         AEGERION PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   00767E102
                                 (CUSIP Number)

                               DECEMBER 31, 2011
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]     Rule 13d-1(b)
[_]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)




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CUSIP No. 00767E102                                    13G                            Page 2 of 7 Pages
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          1. NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          PERCEPTIVE ADVISORS LLC

--------- --------------------------------------------------------------------------------------------------------

          2. CHECK THE APPROPRIATE BOX IF A GROUP*                                                      (a)  [ ]
                                                                                                        (b)  [ ]
--------- --------------------------------------------------------------------------------------------------------

          3. SEC USE ONLY



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          4. CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE, UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             5. SOLE VOTING POWER                                                                   0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            6. SHARED VOTING POWER                                                         1,253,354
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            7. SOLE DISPOSITIVE POWER                                                              0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         8. SHARED DISPOSTIVE POWER                                                     1,253,354
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                               1,253,354
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                             5.91%
--------- ------------------------------------------------------------------------- ------------------------------

          12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IA
--------- ------------------------------------------------------------------------- ------------------------------






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CUSIP No. 00767E102                                    13G                            Page 3 of 7 Pages
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          13. NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSEPH EDELMAN

--------- --------------------------------------------------------------------------------------------------------

          14. CHECK THE APPROPRIATE BOX IF A GROUP*                                                     (a) [ ]
                                                                                                        (b) [ ]
--------- --------------------------------------------------------------------------------------------------------

          15. SEC USE ONLY



--------- --------------------------------------------------------------------------------------------------------

          16. CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- --------------------------------------------------------------------------------------------------------
------------------- ---- -------------------------------------------- --------------------------------------------
    NUMBER OF
      SHARES             17. SOLE VOTING POWER                                                                  0
------------------- ---- -------------------------------------------- --------------------------------------------
   BENEFICIALLY
     OWNED BY            18. SHARED VOTING POWER                                                        1,253,354
------------------- ---- -------------------------------------------- --------------------------------------------
       EACH
    REPORTING            19. SOLE DISPOSITIVE POWER                                                             0
------------------- ---- -------------------------------------------- --------------------------------------------
   PERSON WITH:
                         20. SHARED DISPOSTIVE POWER                                                    1,253,354
------------------- ---- -------------------------------------------- --------------------------------------------
--------- ------------------------------------------------------------------------- ------------------------------

          21. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                              1,253,354
--------- ------------------------------------------------------------------------- ------------------------------
--------- --------------------------------------------------------------------------------------------------------

       22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------------------------------

--------- ------------------------------------------------------------------------- ------------------------------

          23. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                             5.91%
--------- ------------------------------------------------------------------------- ------------------------------

          24. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                            IN
--------- ------------------------------------------------------------------------- ------------------------------




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CUSIP No. 00767E102                                     13G                            Page 4 of 7 Pages
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ITEM 1.
(a) Name of Issuer: AEGERION PHARMACEUTICALS, INC.

                                                     1140 Route 22 East, Suite 304
(b) Address of Issuer's Principal Executive Offices: Bridgewater, NJ 08807

ITEM 2.                            THIS SCHEDULE 13G (THE "SCHEDULE") IS
                                   BEING FILED WITH RESPECT TO SHARES OF COMMON
                                   STOCK (AS DEFINED BELOW) OF AEGERION
(a) Name of Person Filing:         PHARMACEUTICALS, INC. (THE "ISSUER") WHICH
                                   ARE BENEFICIALLY OWNED BY PERCEPTIVE ADVISORS
                                   LLC AND JOSEPH EDELMAN (TOGETHER, THE
                                   "REPORTING PERSONS"). SEE ITEM 4 BELOW.

(b)  Address of Principal Business Office or, if none, Residence:
                                                499 PARK AVENUE, 25TH FLOOR
                                                NEW YORK, NY 10022

(c) Citizenship:               PERCEPTIVE ADVISORS LLC IS A
                               DELAWARE  LIMITED  LIABILITY  COMPANY  AND JOSEPH
                               EDELMAN  IS A UNITED STATES CITIZEN.

(d) Title of Class of Securities:  COMMON STOCK

(e) CUSIP Number: 00767E102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13D-1(B) OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c).

     (d)  [ ] Investment company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C 80a-8).

     (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with ss.
          240.13d-1(b)(1)(ii)(G);

     (h)  [ ] A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
          Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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CUSIP No. 00767E102                                     13G                            Page 5 of 7 Pages
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ITEM 4.          OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   The Reporting Persons beneficially own
                                   1,253,354 shares of Common Stock held by a
                                   private investment fund to which Perceptive
(a) Amount beneficially owned:     Advisors LLC serves as the investment
                                   manager. Mr. Edelman is the managing member
                                   of Perceptive Advisors LLC.

                                   The beneficial ownership of 5.91% is based on
                                   the 21,195,404 outstanding shares of Common
(b) Percent  of  class:            Stock of the Issuer, as disclosed on the
                                   Issuer's Form 10-Q filed with the SEC on
                                   November 14, 2011.

(c) Number of shares as to which the person has:

     (i)  Sole power to vote or to direct the vote:                            0

     (ii) Shared power to vote or to direct the vote:                  1,253,354

     (iii) Sole power to dispose or to direct the disposition of:              0

     (iv) Shared power to dispose or to direct the disposition of:     1,253,354


ITEM 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_].

ITEM 6 Not Applicable

Filing of this statement by the Reporting Persons shall not be deemed an admission that they beneficially own the securities reported herein. The
Reporting Persons expressly disclaim beneficial ownership of all securities reported herein. No single client's interest as reported in the customer accounts at Perceptive Advisors LLC exceeds 5% of the outstanding Common Stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
PERSON.

Not applicable.




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CUSIP No. 00767E102                                    13G                            Page 6 of 7 Pages
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held
(a) for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]


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CUSIP No. 00767E102                                     13G                           Page 7 of 7 Pages
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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

--------------------------------------- ------------------------------------ -------------------------------------
February 9, 2012
Date

PERCEPTIVE ADVISORS LLC

/s/ Joseph Edelman
Signature

Joseph Edelman/Managing Member
Name/Title
February 9, 2012
Date

/s/ Joseph Edelman
Signature

Joseph Edelman
Name/Title

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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)